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                                                                    EXHIBIT 3.71

                       CERTIFICATE OF REDUCTION OF CAPITAL

                                       OF

                          ETHYL DEVELOPMENT CORPORATION





                                     [STAMP]

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                            CERTIFICATE OF REDUCTION

                                   OF CAPITAL

                                   ** ** ** **

          ETHYL DEVELOPMENT CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware,

          DOES HEREBY CERTIFY:

          FIRST: That at a meeting of the Board of Directors of ETHYL DEVELOPMENT CORPORATION on June 16, 1967, resolutions were duly adopted setting forth a proposed reduction of the capital of said corporation in the manner and to the extent hereinafter set forth and calling a meeting of the stockholders having voting power for the consideration thereof.

          SECOND: That thereafter at a special meeting of the stockholders of said corporation on June 27, 1967, called upon not less than ten nor more than fifty days' notice, given in accordance with the by-laws thereof, for the purpose of voting upon the question of reducing its capital, a resolution was duly adopted by the holders of record of a majority of the outstanding shares of stock of the corporation having voting power, to reduce the capital of the corporation by the amount of One Million Nine Hundred Sixty-one Thousand Three Hundred Ninety-seven Dollars ($1,961,397.00) in the following manner: by retiring shares owned by the corporation.

          THIRD: That the assets of the corporation remaining after such reduction are sufficient to pay any debts, the payment of which has not been otherwise provided for.

          FOURTH: That this certificate of Reduction of Capital shall be effective for accounting and other administrative purposes on July 24, 1967, immediately preceding the execution of the Certificate of Amendment of Certificate of Incorporation, by which the authorized capital stock of the corporation was stated to be 300,000 shares of Common Stock without par value.

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          IN WITNESS WHEREOF, said ETHYL DEVELOPMENT CORPORATION has caused its corporate seal to be hereunto affixed and this certificate to be signed by
B. C. Gottwald its Executive Vice President and attested by F. P. Warne, its Secretary this 5th day of August, 1970.


                                        ETHYL DEVELOPMENT CORPORATION

                                                                Executive
                                        By /s/  B. C. Gottwald  Vice President
                                          --------------------------------------
                                          B. C. Gottwald

[SEAL]

(CORPORATE SEAL)


ATTEST:

By /s/ F. P. Warne Secretary
  --------------------------
   F. P. Warne

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STATE OF VIRGINIA )
                  ) ss:
CITY OF RICHMOND  )

          BE IT REMEMBERED that on this 5th day of August, 1970, personally came before me, a Notary Public in and for the City and State aforesaid, B. C. Gottwald Executive Vice President of ETHYL DEVELOPMENT CORPORATION, a corporation of the State of Delaware, and he duly executed said certificate before me and acknowledged the said certificate to be his act and deed and the act and deed of said corporation and the facts stated therein are true; and that the seal affixed to said certificate and attested by the Secretary of said corporation is the common or corporate seal of said corporation.

          IN WITNESS WHEREOF, I have hereunto set my hand and seal of office the day and year aforesaid.


                                                    /s/ Joyce A. Heflin
                                             -----------------------------------
                                                        Notary Public
                                             My Commission Expires July 23, 1972

[SEAL]

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